EXHIBIT 7.13

GUARANTEE

This Guarantee (this “Guarantee”) is entered into on April 2, 2014 by and among Morgan Stanley Private Equity Asia IV Holdings Limited (the “Guarantor”) and the parties listed at Annex A (the “Guaranteed Parties” and each a “Guaranteed Party”).

RECITALS

WHEREAS, on the date hereof, Noah Education Holdings Ltd. (the “Company”), Rainbow Education Holding Limited (“Parent”) and Rainbow Education Merger Sub Holding Limited, a wholly owned subsidiary of Parent (“Merger Sub”), have executed an Agreement and Plan of Merger (the “Merger Agreement”), pursuant to which Merger Sub will be merged with and into the Company (the “Merger”), with the Company continuing as the surviving corporation;

WHEREAS, on the date hereof, the Guaranteed Parties and MSPEA Education Holding Limited (“MSPEA”), a wholly-owned Subsidiary of the Guarantor, entered into an interim investors agreement (the “Interim Investors Agreement”) in connection with the Merger and other Transactions contemplated by the Merger Agreement;

WHEREAS, to induce the Guaranteed Parties to enter into the Interim Investors Agreement with MSPEA, the Guarantor has agreed to enter into this Guarantee in favor of the Guaranteed Parties upon and subject to the terms and conditions set out herein.

THIS GUARANTEE WITNESSES as follows:

1. DEFINED TERMS AND CONSTRUCTION.

1.1 Unless otherwise defined herein, capitalized terms used herein shall have the meanings ascribed to them in the Interim Investors Agreement or the Merger Agreement.

1.2 Each of the Guaranteed Parties and the Guarantor is referred to herein as a “Party”, and collectively, the “Parties”.

2. GUARANTEE.

2.1 The Guarantor absolutely, unconditionally and irrevocably guarantees to the Guaranteed Parties the due and punctual performance, satisfaction and observance by MSPEA of MSPEA’s obligations, commitments, undertakings and warranties under or pursuant to Sections 3.1, 4.1, 4.2 and 5 of the Interim Investors Agreement (the “Guaranteed Obligations”) to the extent of any limit on the liability of MSPEA in the Interim Investors Agreement.

2.2 Subject to the terms and conditions of this Guarantee, if and whenever MSPEA defaults for any reason whatsoever in the payment of any of the Guaranteed Obligations, the Guarantor shall forthwith upon written demand by any of the Guaranteed Parties unconditionally pay (or procure the payment of), without any deduction, offset, defense, claim or counterclaim of any kind (except as expressly provided in this Guarantee), the Guaranteed Obligations in regard to which such default has been made in the manner prescribed by the Interim Investors Agreement and so that the Guaranteed Parties shall receive the same benefits as though the Guaranteed Obligations had been duly and timely paid by MSPEA. In furtherance of the foregoing, the Guarantor acknowledges that the Guaranteed Parties may, in their sole discretion, bring and prosecute a separate action or actions against the Guarantor for the Guaranteed Obligations, regardless of whether any action is brought against MSPEA, or whether MSPEA is joined in any action or actions. The Guarantor agrees to pay on demand all reasonable and documented out-of-pocket expenses (including reasonable fees and expenses of counsel) incurred by the Guaranteed Parties in connection with the enforcement of its rights hereunder.

2.3 The Guarantor agrees that the Guaranteed Parties may, in their sole discretion, at any time and from time to time, without notice to or further consent of the Guarantor, extend the time of performance of any of the Guaranteed Obligations, and may also make any agreement with MSPEA for the extension, renewal, payment, compromise, discharge or release thereof, in whole or in part, or for any modification of the terms thereof or of any agreement between the Guaranteed Parties and MSPEA without in any way impairing or affecting the Guarantor’s obligations under this Guarantee or affecting the validity or enforceability of this Guarantee. The Guarantor agrees that its obligations hereunder shall not be released or discharged, in whole or in part, or otherwise affected by (a) the failure or delay of the Guaranteed Parties to assert any claim or demand or to enforce any right or remedy against MSPEA or any other person interested in the transactions contemplated by the Interim Investors Agreement; (b) any change in the time, place or manner of payment of any of the Guaranteed Obligations or any rescission, waiver, compromise, consolidation or other amendment or modification of any of the terms of the Interim Investors Agreement or any other agreement evidencing, securing or otherwise executed by MSPEA and the Guaranteed Parties in connection with any of the Guaranteed Obligations, in each case, in accordance with the term thereof; (c) the addition, substitution, any legal or equitable discharge or release (subject to Sections 2.4 and 2.8 hereof) of the Guarantor or any person now or hereafter liable with respect to the Guaranteed Obligations or otherwise interested in the transactions contemplated by the Interim Investors Agreement; (d) any change in the corporate existence, structure or ownership of MSPEA or any other person now or hereafter liable with respect to the Guaranteed Obligations or otherwise interested in the transactions contemplated by the Interim Investors Agreement; (e) the existence of any claim, set-off, judgment or other right which the Guarantor may have at any time against MSPEA or the Guaranteed Parties or any of their respective Affiliates, whether in connection with the Guaranteed Obligations or otherwise (other than those defenses permitted pursuant to the last sentence of this Section 2.3); (f) the adequacy of any other means the Guaranteed Parties may have of obtaining payment related to the Guaranteed Obligations; (g) any insolvency, bankruptcy, reorganization or other similar proceeding affecting MSPEA or any other person now or hereafter liable with respect to the Guaranteed Obligations or otherwise interested in the transactions contemplated by the Interim Investors Agreement (other than the Guarantor); or (h) any other act or omission that may in any manner or to any extent vary the risk of or to the Guarantor or otherwise operate as a discharge of the Guarantor as a matter of law or equity (other than a discharge of the Guarantor with respect to the Guaranteed Obligations as a result of satisfaction in full of the Guaranteed Obligations in accordance with their terms or the terms hereof). To the fullest extent permitted by law, the Guarantor hereby expressly waives any and all rights or defenses arising by reason of any law which would otherwise require any election of remedies by the Guaranteed Parties. The Guarantor waives promptness, diligence, notice of the acceptance of this Guarantee and of the Guaranteed Obligations, presentment, demand for payment, notice of non-performance, default, dishonor and protest, notice of the incurrence of any Guaranteed Obligations and all other notices of any kind (except for notices to be provided to MSPEA pursuant to the Interim Investors Agreement or notices expressly provided pursuant to this Guarantee), all defenses which may be available by virtue of any valuation, stay, moratorium law or other similar law now or hereafter in effect, any right to require the marshalling of assets of MSPEA or any other person now or hereafter liable with respect to the Guaranteed Obligations or otherwise interested in the transactions contemplated by the Interim Investors Agreement, and all suretyship defenses generally (other than defenses to the payment or satisfaction of the Guaranteed Obligations (x) that are available to MSPEA under the Interim Investors Agreement or hereunder, or (y) in respect of a breach by the Guaranteed Parties of this Guarantee, including, without limitation, any event, condition or circumstance that might be construed to constitute an equitable or legal discharge of the Guarantor’s obligations hereunder).

2.4 For the avoidance of doubt, nothing in this Guarantee shall restrict, impair or modify the right of MSPEA to assert any claims or defenses under the Interim Investors Agreement or any other agreement evidencing, securing or otherwise executed by MSPEA and the Guaranteed Parties in connection with any of the Guaranteed Obligations.

2.5 The Guarantor acknowledges that it will receive substantial direct and indirect benefits from the transactions contemplated by the Interim Investors Agreement and that the waivers set forth in this Guarantee are knowingly made in contemplation of such benefits. The Guarantor hereby covenants and agrees that it shall not institute, and shall cause its Affiliates not to institute, any proceeding asserting that this Guarantee is illegal, invalid or unenforceable in accordance with its terms, subject to (a) the effects of insolvency, bankruptcy, fraudulent conveyance, reorganization, moratorium or other similar proceedings except as otherwise expressively provided herein and (b) general equitable principles (whether considered in a proceeding in equity or at law) except as otherwise expressively provided herein.

2.6 The Guarantor acknowledges that each Guaranteed Party entered into the Interim Investors Agreement in reliance on this Guarantee.

2.7 The Parties hereto acknowledge and agree that irreparable damage would occur in the event that any of the provisions of this Guarantee were not performed in accordance with its specific terms or were otherwise breached and further agree that the Guaranteed Parties shall be entitled to an injunction, specific performance and other equitable relief against the Guarantor to prevent breaches of this Guarantee and to enforce specifically the terms and provisions hereof, in addition to any other remedy to which it is entitled at law or in equity, and shall not be required to provide any bond or other security in connection with any such order or injunction. The Guarantor further agrees not to oppose the granting of any such injunction, specific performance and other equitable relief on the basis that (i) the Guaranteed Parties have adequate remedies at law or (ii) an award of an injunction, specific performance or other equitable relief is not an appropriate remedy for any reason at law or equity.

2.8 The Guaranteed Parties hereby agree that except as otherwise expressively provided herein, to the extent MSPEA is relieved of all or any portion of its obligations under Sections 3.1, 4.1, 4.2 and 5 of the Interim Investors Agreement, the Guarantor shall be similarly relieved of its corresponding obligations under this Guarantee.

3. NATURE OF GUARANTEE.

The Guaranteed Parties shall not be obligated to file any claim relating to the Guaranteed Obligations in the event that MSPEA becomes subject to a bankruptcy, reorganization or similar proceeding, and the failure of the Guaranteed Parties to so file shall not affect the Guarantor’s obligations hereunder. Subject to the terms hereof, the Guarantor’s liability hereunder is absolute, unconditional, irrevocable and continuing irrespective of any modification, amendment or waiver of or any consent to departure from the Interim Investors Agreement that may be agreed to by MSPEA. In the event that any payment to the Guaranteed Parties in respect of any Guaranteed Obligations is rescinded or must otherwise be returned for any reason whatsoever, the Guarantor shall remain liable hereunder with respect to such Guaranteed Obligations as if such payment had not been made. This Guarantee is an unconditional guarantee of payment and is not of collectability.

4. REPRESENTATIONS AND WARRANTIES.

The Guarantor represents and warrants to the Guaranteed Parties as follows:

4.1 Status.

It is a limited partnership duly organized, established and validly existing under the laws of the jurisdiction stated in preamble 1 of this Guarantee and has all requisite power and authority to own, lease and operate its assets and to conduct the business which it conducts.

4.2 Due Authorization.

It has full power and authority to execute and deliver this Guarantee and the execution, delivery and performance of this Guarantee by the Guarantor has been duly authorized by all necessary action on behalf of the Guarantor.

4.3 Legal, Valid and Binding Obligation.

This Guarantee has been duly executed and delivered by the Guarantor and constitutes the legal, valid and binding obligation of the Guarantor, enforceable against it in accordance with the terms hereof, subject to (i) the effects of bankruptcy, insolvency, fraudulent conveyance, reorganization, moratorium or other similar laws affecting creditors’ rights generally, and (ii) general equitable principles (whether considered in a proceeding in equity or at law).

4.4 No Contravention.

The execution, delivery and performance of this Guarantee do not contravene any law, regulation, rule, decree, order, judgment or contractual restriction binding on such Guarantor or its assets, including without limitation, the partnership agreement, operating agreement or similar organizational documents of the Guarantor.

4.5 Consents.

All consents, approvals, authorizations, permits of, filings with and notifications to, any governmental authority necessary for the due execution, delivery and performance of this Guarantee by the Guarantor have been obtained or made and all conditions thereof have been duly complied with, and no other action by, and no notice to or filing with, any governmental authority or regulatory body is required in connection with the execution, delivery or performance of this Guarantee.

4.6 Financial Capacity.

The Guarantor is solvent and shall not be rendered insolvent as a result of its execution and delivery of this Guarantee or the performance of its obligations hereunder and has the financial capacity to pay and perform the Guaranteed Obligations under this Guarantee, and all funds necessary for the Guarantor to fulfill the Guaranteed Obligations under this Guarantee shall be available to the Guarantor for so long as this Guarantee shall remain in effect.

5. NOTICE.

All notices and other communications hereunder shall be in writing in the English language and shall be deemed duly given (a) on the date of delivery if delivered personally, or if by facsimile or e-mail, upon written confirmation of receipt by facsimile or e-mail, (b) on the first Business Day following the date of dispatch if delivered utilizing a next-day service by a recognized next-day courier, or (c) on the earlier of confirmed receipt or the fifth Business Day following the date of mailing if delivered by registered or certified mail (return receipt requested, postage prepaid). All notices hereunder shall be delivered to the address, facsimile number or electronic mail address of a Party as provided in Annex B, or to any other address, facsimile number or electronic mail address as a Party may hereafter specify for the purpose by notice to the other Parties hereto.

6. NO ASSIGNMENT.

No Party hereto may assign his, her or its rights, interests or obligations hereunder to any other person (whether by operation of law or otherwise) without the prior written consent of each other Party hereto. Any purported assignment in violation of this Guarantee will be null and void.

7. NO AMENDMENT.

Neither this Guarantee nor any term hereof may be amended or otherwise modified other than by an instrument in writing signed by each of the Parties.

8. NO WAIVER; CUMULATIVE RIGHTS.

No failure on the part of any Guaranteed Party to exercise, and no delay in exercising, any right, remedy or power hereunder or under the Interim Investors Agreement shall operate as a waiver thereof, nor shall any single or partial exercise by any Guaranteed Party of any right, remedy or power hereunder preclude any other or future exercise of any right, remedy or power hereunder. Each and every right, remedy and power hereby granted to the Guaranteed Parties or allowed it by law or other contracts shall be cumulative and not exclusive of any other, and may be exercised by the Guaranteed Parties at any time or from time to time subject to the terms and provisions hereof. The Guaranteed Parties shall not have any obligation to proceed at any time or in any manner against, or exhaust any or all of the Guaranteed Parties’ rights against MSPEA or any other person now or hereafter liable for any Guaranteed Obligations or otherwise interested in the transactions contemplated by the Interim Investors Agreement prior to proceeding against the Guarantor hereunder, and the failure by the Guaranteed Parties to pursue rights or remedies against MSPEA shall not relieve the Guarantor of any liability hereunder, and shall not impair or affect the rights and remedies, whether express, implied or available as a matter of law, of the Guaranteed Parties.

9. CONTINUING GUARANTEE.

This Guarantee shall terminate (other than Sections 5 to 12 which shall survive the termination of this Guarantee) and be of no further force or effect, upon the earlier of (i) the performance, payment and satisfaction in full of all of the Guaranteed Obligations, and (ii) the date that is ninety (90) days following the date of the termination of the Interim Investors Agreement in accordance with its terms with respect to MSPEA, if the Guaranteed Parties have not presented a bona fide written claim for satisfaction or payment of any Guaranteed Obligations to the Guarantor by such date; provided that if the Guaranteed Parties have presented such a bona fide claim to the Guarantor by such date, this Guarantee shall terminate upon the date that such claim is finally satisfied or otherwise resolved by agreement of the Parties hereto or pursuant to Section 12 hereto.

10. ENTIRE AGREEMENT.

This Guarantee constitutes the entire agreement between the Parties and supersedes any previous oral or written agreements or arrangements among them or between any of them relating to its subject matter.

11. GOVERNING LAW.

This Guarantee shall be interpreted, construed and governed by and in accordance with the Laws of the State of New York without regard to the conflicts of law principles thereof.

12. DISPUTE RESOLUTION.

All Actions arising under the laws of the State of New York out of or relating to this Guarantee shall be heard and determined exclusively in any New York federal court sitting in the Borough of Manhattan of The City of New York, provided, however, that if such federal court does not have jurisdiction over such Action, such Action shall be heard and determined exclusively in any New York state court sitting in the Borough of Manhattan of The City of New York. Each of the Parties agrees that mailing of process or other papers in connection with any such Action in the manner provided in Section 5 or in such other manner as may be permitted by applicable Laws, will be valid and sufficient service thereof. Each of the Parties hereby (a) submits to the exclusive jurisdiction of any of the above-named courts for the purpose of any Action arising under the Laws of the State of New York out of or relating to this Guarantee brought by any party hereto and (b) irrevocably waives, and agrees not to assert, by way of motion, as a defense, counterclaim or otherwise, in any Action with respect to this Guarantee and the rights and obligations arising hereunder, or for recognition and enforcement of any judgment in respect of this Guarantee and the rights and obligations arising hereunder (i) any claim that it is not personally subject to the jurisdiction of the aforesaid courts for any reason other than the failure to serve process in accordance with this Section 12, (ii) any claim that it or its property is exempt or immune from the jurisdiction of any such court or from any legal process commenced in such courts (whether through service of notice, attachment prior to judgment, attachment in aid of execution of judgment, execution of judgment or otherwise) and (iii) to the fullest extent permitted by applicable Law, any claim that (A) the Action in such court is brought in an inconvenient forum, (B) the venue of such Action is improper or (C) this Guarantee, or the subject matter hereof, may not be enforced in or by such courts.

13. COUNTERPARTS.

This Guarantee may be executed in counterparts and all counterparts taken together shall constitute one document.

[Signature page follows.]

IN WITNESS WHEREOF, the undersigned have caused this Guarantee to be duly executed as of the day and year first above written.

GUARANTOR:

MORGAN STANLEY PRIVATE EQUITY ASIA IV HOLDINGS LIMITED

By:	/s/ Samantha Jennifer Cooper
Name: Samantha Jennifer Cooper
Position: Alternate Director to Alan K. Jones

[Signature Page to MS Guarantee]

GUARANTEED PARTIES:

MR. DONG XU

/s/ Dong Xu

MR. BENGUO TANG

/s/ Benguo Tang

MR. XIAOTONG WANG

/s/ Xiaotong Wang

MS. SIYUAN DU

/s/ Siyuan Du

MR. QICAI DU

/s/ Qicai Du

[Signature Page to MS Guarantee]

BARING ASIA II HOLDINGS (22) LIMITED

By:	/s/ Peter Touzeau
Name: Peter Touzeau
Position: Director

[Signature Page to MS Guarantee]

ANNEX A

GUARANTEED PARTIES

Mr. Dong Xu

Mr. Benguo Tang

Mr. Xiaotong Wang

Ms. Siyuan Du

Mr. Qicai Du

Baring Asia II Holdings (22) Limited

ANNEX B

Party	Address
Morgan Stanley Private Equity Asia IV Holdings Limited

Morgan Stanley Private Equity Asia IV Holdings Limited

190 Elgin Avenue, George Town

Grand Cayman, KY1-9005

Cayman Islands

Attention: Alan K. Jones / Samantha Jennifer Cooper

Email: Alan.K.Jones@morganstanley.com /

Samantha.Cooper@morganstanley.com

Facsimile: +1 212 507-0508

with a copy to each of (which alone shall not constitute notice):

40th Floor, International Commerce Centre

1 Austin Road West, Kowloon

Hong Kong SAR

Attention: Ryan Law

Email: ryan.law@morganstanley.com

Facsimile: +852 3407-0716

Skadden, Arps, Slate, Meagher & Flom LLP

30/F, China World Office 2

No. 1, Jian Guo Men Wai Avenue

Beijing 100004 China

Attention: Peter X. Huang / Daniel Dusek

Email: peter.huang@skadden.com / daniel.dusek@skadden.com

Facsimile: +86 10 6535 5577

Mr. Dong Xu	Unit F, 33/F, NEO Tower A, Chegongmiao Futian District, Shenzhen, 518040 PRC Attention: Dong Xu Email: xud@noaheducation.com Facsimile: +86-755-82889123

Mr. Benguo Tang	8/F, AB Tower, Tianjing Building Tian’an Che Gongmiao Industrial Area Futian District, Shenzhen, PRC Attention: Mr. Benguo Tang E-mail: tangbg@126.com Facsimile: +86 0755-82049670

Mr. Xiaotong Wang	Unit F, 33/F, NEO Tower A Chegongmiao,Futian District Shenzhen, 518040 PRC Attention: Mr. Xiaotong Wang E-mail: 13352916518@189.cn Facsimile: 86-755-82889123

Ms. Siyuan Du	5/F Wuyixinganxian, Building A #717 Wuyi Road Changsha City, Hunan Province, PRC Attention: Ms. Siyuan Du Email: sydd18@hotmail.com Facsimile: +86 0731-82682660

Mr. Qicai Du	Suite o, 4/F, Building A, Fortune Square North of Shennan Road, Futian District Shenzhen, 518000 PRC Attention: Mr. Qicai Du Email: duqicai@vip.tom.com Facsimile: + 86 0755-83020022

Baring Asia II Holdings (22) Limited

Baring Asia Fund Managers II Limited, 1 Royal Plaza, Royal

Avenue, St Peter Port, Guernsey GY1 2HL

Attention: Peter Touzeau

Facsimile: +44 (0) 1481 715219

E-mail: Peter.Touzeau@ipes.com

With a copy to each of (which alone shall not constitute notice):

Baring Private Equity Asia Limited,

Suite 3801

Two International Finance Centre

8 Finance Street

Central, Hong Kong

Attention: Patrick Cordes

Facsimile: +852 2843 9372

E-mail: PatrickCordes@bpeasia.com

Weil, Gotshal & Manges LLP

29/F Alexandra House

18 Chater Road, Central

Hong Kong

Attention: Akiko Mikumo

Facsimile: +852 3015 9354

E-mail: Akiko.Mikumo@weil.com